Exhibit 1.7

AMENDMENT TO

AMENDED AND RESTATED

SALES AGENCY FINANCING AGREEMENT

Amendment to Amended and Restated Sales Agency Financing Agreement (the “Amendment”), dated as of February 15, 2018 between EASTGROUP PROPERTIES, INC., a Maryland corporation (the “Company”), and JEFFERIES LLC, a Delaware limited liability company and registered broker-dealer organized under the laws of Delaware (“Jefferies” and together with the Company, the “Parties” and each a “Party”)..

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Amended and Restated Sales Agency Financing Agreement, dated as of March 6, 2017 (the “Agreement”) (capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement);

WHEREAS, pursuant to the Agreement and the Alternative Sales Agency Agreements with the Alternative Sales Agents, the Company could issue and sell up to 10,000,000 Common Shares as part of an “at the market” offering program of which 6,401,340 Common Shares remain available for issuance (the “ATM Program”); and

WHEREAS, the Company desires to add BTIG, LLC, Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC as an Alternative Sales Agent on the ATM Program and the Parties desire to amend the Agreement to provide for the addition of the new Alternative Sales Agents.

NOW THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

(1) Amendment to the Agreement. As of the date hereof, pursuant to Section 9.05 of the Agreement, the Agreement is hereby amended or modified as follows:

(a) The third “WHEREAS” clause of the Agreement is hereby amended and restated as follows:

“WHEREAS, the Company has also entered into sales agency financing agreements (the “Alternative Sales Agency Agreements”, and each an “Alternative Sales Agency Agreement”), (i) dated as of February 19, 2014 and as amended and restated as of March 6, 2017 and as further amended as of even date hereof, with BNY Mellon Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc.; and (ii) dated of even date hereof with BTIG, LLC, Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC (“Alternative Sales Agents”, each an “Alternative Sales Agent”, and together with Jefferies LLC, the “Sales Agents”), for the issuance

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and sale from time to time through the Alternative Sales Agents of Common Shares on the terms set forth in the Alternative Sales Agency Agreements. This Agreement and the Alternative Sales Agency Agreements are collectively referred to herein as the “Sales Agency Agreements.” The aggregate number of Common Shares to be issued and sold pursuant to the Sales Agency Agreements shall not exceed the Maximum Program Amount (as defined herein). As of the date hereof, 3,598,660 Common Shares have been sold pursuant to the Sales Agency Agreements.”

(b) The term “Settlement Date” defined in Section 1.01 of the Agreement is hereby amended and restated as follows:

“Settlement Date” means, unless the Company and Jefferies shall otherwise agree, the second business day (or such earlier day as is industry practice for regular-way trading) following each Trading Day during the applicable Selling Period, when the Company shall deliver to Jefferies the amount of Common Shares sold on such Trading Day and Jefferies shall deliver to the Company the Issuance Price received on such sales.

(c) Clause (ii) of Section 2.02 of the Agreement is hereby amended to add the title Executive Vice President and is restated as follows:

“(ii) the Company shall deliver to Jefferies a certificate executed by the Chief Executive Officer, the President, any Executive Vice President or any Senior Vice-President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, dated the Closing Date, confirming that the representations and warranties of the Company contained in this Agreement are true and correct and that the Company has performed, in all material respects, all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof;”

(d) Section 5.01(m) of the Agreement is hereby amended to add the title Executive Vice President and is restated as follows:

“(m) Officers’ Certificate. The Company shall have furnished or caused to be furnished to Jefferies an officers’ certificate executed by the Chief Executive Officer, the President, any Executive Vice President or any Senior Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, required to be delivered pursuant to Section 4.09 on or before the date on which satisfaction of this condition is determined, as to the matters specified in Section 2.02(ii).”

(e) Section 9.03 of the Agreement is hereby amended and restated as follows:

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“9.03 Notices. Except as expressly set forth herein, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: 400 W. Parkway Place, Suite 100, Ridgeland, MS 39157, Attention: Brent W. Wood, Facsimile No.: (601) 352-1441, email address Brent.Wood@eastgroup.net, with a copy to Bond, Schoeneck & King, PLLC, 200 Delaware Avenue, Buffalo, NY 14202, Attention: Michael C. Donlon, Facsimile No.: (716) 416-7315, email address: mdonlon@bsk.com; and (ii) if to Jefferies, Jefferies LLC, 520 Madison Avenue, New York, NY 10022, Attention: General Counsel, with a copy (which shall not constitute notice) to: Alston & Bird LLP, 1201 West Peachtree Street, NE, Atlanta, GA 30309, Attention: M. Hill Jeffries, Facsimile No.: (404) 253-8348, email address: Hill.Jeffries@alston.com. Except as set forth in Sections 2.03, 4.03 and 5.02, notice shall be deemed given on the date of service or transmission if personally served or transmitted by any standard form of telecommunication. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.”

(f) For the avoidance of doubt, the term “Prospectus Supplement” shall include the prospectus supplement filed or to be filed by the Company on or about the date hereof.

(g) Schedule 1 of the Agreement shall hereby be replaced in its entirety with Schedule 1 attached hereto.

(2) Miscellaneous.

(a) This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflict of laws as provided pursuant to Section 9.10 of the Agreement.

(b) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

EASTGROUP PROPERTIES, INC.

By: /s/ Brent W. Wood
Name: Brent W. Wood
Title: Chief Financial Officer

JEFFERIES LLC

By: /s/ John Ockerbloom
Name: John Ockerbloom
Title: Managing Director

[Signature page to Amendment to Amended and Restated Sales Agency Financing Agreement]